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                                                                   EXHIBIT 99(b)


                             ARTICLES SUPPLEMENTARY

                                       OF

                            KIMCO REALTY CORPORATION




         Kimco Realty Corporation, a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with
Article IV.D. of the charter of the Corporation, including these Articles Supplementary (the "Charter"), the Board of Directors, by unanimous written consent on May 7, 2003, adopted resolutions reclassifying 700,000 shares (the "Shares") of Preferred Stock (as defined in the Charter) as a separate class of Preferred Stock, 6.65% Class F Cumulative Redeemable Preferred Stock, $1.00 par value per share ("Class F Preferred Stock"), and reclassifying 700,000 shares (the "Class F Excess Shares") of Preferred Stock (as defined in the Charter) as a separate class of stock, Class F Excess Preferred Stock, $1.00 par value per share ("Class F Excess Preferred Stock"), each with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, and terms and conditions of redemption set forth below:

               6.65% CLASS F CUMULATIVE REDEEMABLE PREFERRED STOCK


      A. Certain Definitions.
         -------------------

         Unless the context otherwise requires, the terms defined in this paragraph (A) shall have, for all purposes of the provisions of the Charter in respect of the Class F Preferred Stock, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

         Beneficial Ownership. The term "Beneficial Ownership" shall mean ownership of stock by a Person who is or would be treated as an owner of stock either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. In addition, "Beneficial Ownership" shall include ownership of Capital Stock by a Person who meets any one of its tests for beneficial ownership as set forth under Rule 13d-3 of the Securities Exchange Act of 1934, as amended. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.


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         Beneficiary. The term "Beneficiary" shall mean the beneficiary of the
Trust as determined pursuant to subparagraph (11)(d)(1) of paragraph (F) below.

         Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

         Capital Stock. The term "Capital Stock" shall mean all classes of series of stock of the Corporation, including, without limitation, Common Equity, Class A Preferred Stock, Class B Preferred Stock, Class C Preferred Stock, Class D Preferred Stock, Class E Preferred Stock and Class F Preferred Stock.

         Class A Preferred Stock. The term "Class A Preferred Stock" shall mean the 7 3/4% Class A Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.

         Class B Preferred Stock. The term "Class B Preferred Stock" shall mean the 8 1/2% Class B Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.

         Class C Preferred Stock. The term "Class C Preferred Stock" shall mean the 8 3/8% Class C Cumulative Redeemable Preferred Stock, $1.00 par value per share, of the Corporation.

         Class D Preferred Stock. The term "Class D Preferred Stock" shall mean the 7.5% Class D Cumulative Convertible Preferred Stock, $1.00 par value per share, of the Corporation.

         Class E Preferred Stock. The term "Class E Preferred Stock" shall mean the Class E Floating Rate Cumulative Preferred Stock, $1.00 par value per share, of the Corporation.

         Code. The term "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

         Common Equity. The term "Common Equity" shall mean all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

         Common Stock. The term "Common Stock" shall mean the common stock, $.01 par value per share, of the Corporation.


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         Constructive Ownership. The term "Constructive Ownership" shall mean ownership of Class F Preferred Stock or Class F Excess Preferred Stock by a Person who is or would be treated as an owner of such Class F Preferred Stock or Class F Excess Preferred Stock either directly or constructively through the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

         Depositary Shares. The term "Depositary Shares" shall mean the Depositary Shares each representing a one-tenth (1/10) fractional interest in a share of Class F Preferred Stock.

         Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph (2) of paragraph (B) below.

         Dividend Period. The term "Dividend Period" with respect to a share of Class F Preferred Stock shall mean the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly period from, and including, the Dividend Payment Date commencing such period to, but not including, the succeeding Dividend Payment Date.

         Initial Issue Date. The term "Initial Issue Date" shall mean the date that shares of Class F Preferred Stock are first issued by the Corporation.

         IRS. The term "IRS" means the United States Internal Revenue Service.

         Junior Stock. The term "Junior Stock" shall mean, as the case may be,
(i) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Class F Preferred Stock shall have been so paid or declared and set apart for payment or (ii) the Common Equity and any other class or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Class F Preferred Stock shall have received the entire amount to which such Class F Preferred Stock is entitled upon such liquidation, dissolution or winding up.

         Liquidation Preference. The term "Liquidation Preference" shall mean $250.00 per share of Class F Preferred Stock.

         Market Price. The term "Market Price" shall mean the price of the Class F Preferred Stock (i) as determined by multiplying by ten the last reported sales price of the Depositary Shares reported on the NYSE on the trading day immediately preceding the relevant date or, (ii) if the Depositary Shares are not then traded on the NYSE, as determined by multiplying by ten the last reported sales price of the Depositary Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Depositary Shares may be traded or, (iii) if the Depositary Shares are not then traded over any exchange or quotation system, as determined in good faith by the Board of Directors of the Corporation.


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         NYSE. The term "NYSE" shall mean New York Stock Exchange, Inc., including any successor thereto.

         Ownership Limit. The term "Ownership Limit" shall mean not more than 9.8% of the outstanding shares of Preferred Equity Stock.

         Parity Stock. The term "Parity Stock" shall mean, as the case may be,
(i) any class or series of stock of the Corporation which is entitled to receive payment of dividends on a parity with the Class F Preferred Stock or (ii) any class or series of stock of the Corporation which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Class F Preferred Stock. The term "Parity Stock" shall include the Class A Preferred Stock, the Class B Preferred Stock, the Class C Preferred Stock, the Class D Preferred Stock and the Class E Preferred Stock.

         Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity; but does not include an underwriter which participates in a public offering of the Class F Preferred Stock or any interest therein, provided that such ownership by such underwriter would not result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or otherwise result in the Corporation failing to qualify as a REIT.

         Preferred Equity Stock. The term "Preferred Equity Stock" shall mean shares of stock that are either Class F Preferred Stock or Class F Excess Preferred Stock.

         Purported Beneficial Transferee. The term "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer or other event which results in Class F Excess Preferred Stock, the purported beneficial transferee or owner for whom the Purported Record Transferee would have acquired or owned shares of Class F Preferred Stock if such Transfer or ownership had been valid under subparagraph (1) of paragraph (F) below.

         Purported Record Transferee. The term "Purported Record Transferee" shall mean, with respect to any purported Transfer or other event which results in Class F Excess Preferred Stock, the record holder of the Preferred Equity Stock if such Transfer or ownership had been valid under subparagraph (1) of paragraph (F) below.


                                       4

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         Record Date. The term "Record Date" shall mean the date designated by the Board of Directors of the Corporation at the time a dividend is authorized as the date for determining stockholders entitled to payment of the dividend; provided, however, that such Record Date shall be the first day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors that is not more than thirty (30) days nor less than ten (10) days prior to such Dividend Payment Date.

         Redemption Date. The term "Redemption Date" shall have the meaning set forth in subparagraph (2) of paragraph (D) below.

         Redemption Price. The term "Redemption Price" shall mean a price per share equal to $250.00 plus accrued and unpaid dividends thereon, if any, to the Redemption Date.

         REIT. The term "REIT" shall mean a real estate investment trust under
Section 856 of the Code.

         Senior Stock. The term "Senior Stock" shall mean, as the case may be,
(i) any class or series of stock of the Corporation created after the Initial Issue Date in accordance with subparagraph (1) of paragraph (E) ranking senior to the Class F Preferred Stock in respect of the right to receive dividends or
(ii) any class or series of stock of the Corporation created after the Initial Issue Date in accordance with subparagraph (1) of paragraph (E) ranking senior to the Class F Preferred Stock in respect of the right to participate in any distribution upon liquidation, dissolution or winding up of the affairs of the Corporation.

         Transfer. The term "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Preferred Equity Stock or Depositary Shares, including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Preferred Equity Stock or Depositary Shares or (ii) the sale, transfer, assignment or other disposition of any securities (or rights convertible into or exchangeable for Preferred Equity Stock or Depositary Shares), whether voluntary or involuntary, whether of record or beneficially or Beneficially or Constructively (including but not limited to transfers of interests in other entities which results in changes in Beneficial or Constructive Ownership of Preferred Equity Stock or Depositary Shares), and whether by operation of law or otherwise.

         Trust. The term "Trust" shall mean the trust created pursuant to subparagraph (11)(a) of paragraph (F).

         Trustee. The term "Trustee" shall mean the Corporation as trustee for the Trust, and any successor trustee appointed by the Corporation.


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      B. Dividends.
         ---------

         1. The record holders of Class F Preferred Stock shall be entitled to receive dividends, when, as and if authorized by the Board of Directors of the Corporation and declared by the Corporation, out of funds legally available for payment of dividends. Such dividends shall be payable by the Corporation in cash at the rate of 6.65% per annum of the Liquidation Preference.

         2. Dividends on each outstanding share of Class F Preferred Stock shall accrue as set and be cumulative from the Initial Issue Date. Dividends shall be payable quarterly in arrears when, as and if authorized by the Board of Directors of the Corporation and declared by the Corporation. on January 15, April 15, July 15 and October 15 of each year, commencing on July 15, 2003 (each, a "Dividend Payment Date"). If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of dividends payable on Class F Preferred Stock for each full Dividend Period shall be computed by dividing by four (4) the annual dividend rate set forth in paragraph (1) of this paragraph (B) above. The amount of dividends payable in respect of the first Dividend Period and any subsequent Dividend Period which is less than a full Dividend Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to the holders of record of the Class F Preferred Stock as their names shall appear on the stock transfer records of the Corporation at the close of business on the Record Date for such dividends. Dividends in respect of any past Dividend Periods that are in arrears may be declared and paid at any time to holders of record on the Record Date therefor. Any dividend payment made on shares of Class F Preferred Stock shall be first credited against the earliest accrued but unpaid dividend due with respect to the Class F Preferred Stock which remains payable.

         3. If any shares of Class F Preferred Stock are outstanding, no full dividends shall be declared or paid or set apart for payment on any Parity Stock or Junior Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Class F Preferred Stock for all past Dividend Periods and the then current Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the shares of the Class F Preferred Stock and any Parity Stock, all dividends declared upon the shares of the Class F Preferred Stock and any such Parity Stock shall be declared pro rata so that the amount of dividends declared per share on the Class F Preferred Stock and all other such Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of the Class F Preferred Stock and all other such Parity Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Class F Preferred Stock which may be in arrears.

         4. Except as provided in subparagraph (3) of this paragraph (B), unless full cumulative dividends on the Class F Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, no dividends (other than in the form of Common Stock or other Junior Stock which is junior to the Class F Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the affairs of the Corporation) shall be declared or paid or set apart for payment or other distribution shall be declared or made upon any Junior Stock or Parity Stock or any excess stock nor shall any Junior Stock or Parity Stock or any excess stock be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Stock or Parity Stock) by the Corporation (except by conversion into or exchange for Junior Stock which is junior to the Class F Preferred Stock as to dividends and upon liquidation, dissolution or winding up of the affairs of the Corporation).


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         5. Notwithstanding anything contained herein to the contrary, no dividends on shares of Class F Preferred Stock shall be authorized by the Board of Directors of the Corporation or declared by the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or to the extent such declaration or payment shall be restricted or prohibited by law.

         6. Notwithstanding anything contained herein to the contrary, dividends on the Class F Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of the dividends and whether or not the dividends are authorized or declared. Accrued but unpaid dividends on the Class F Preferred Stock will not bear interest.

         7. If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) (the "Dividends") paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to holders of the Class F Preferred Stock shall be the amount that the total Dividends paid or made available to the holders of the Class F Preferred Stock for the year bears to the Total Dividends.


      C. Distributions Upon Liquidation, Dissolution or Winding Up.
         ---------------------------------------------------------

         1. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock as to the distribution of assets upon liquidation, dissolution or winding up of the affairs of the Corporation, but before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Class F Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders liquidating distributions in cash or property at its fair market value as determined by the Board of Directors of the Corporation in the amount of the Liquidation Preference plus an amount equal to all accrued and unpaid dividends to the date of such liquidation, dissolution or winding up. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Class F Preferred Stock will have no right or claim to any of the remaining assets of the Corporation and shall not be entitled to any other distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.


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         2. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Corporation are insufficient to pay the amount of the Liquidation Preference plus an amount equal to all accrued and unpaid dividends on the Class F Preferred Stock and the corresponding amounts payable on Parity Stock upon any such liquidation, dissolution or winding up, then the holders of the Class F Preferred Stock and the holders of such Parity Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they otherwise would be respectively entitled. Neither the consolidation or merger of the Corporation into or with another entity or entities nor the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation to another corporation or any other entity shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph (C).

      D. Redemption by the Corporation.
         -----------------------------

         1. The Class F Preferred Stock may be redeemed for cash, in whole or from time to time in part, on any date on or after June 5, 2008 at the option of the Corporation at the Redemption Price.

         2. Each date fixed for redemption pursuant to subparagraph (1) of this paragraph (D) is called a "Redemption Date." If the Redemption Date is after the Record Date and before the related Dividend Payment Date, the dividend payable on such Dividend Payment Date shall be paid to the holder in whose name the Class F Preferred Stock to be redeemed is registered at the close of business on such Record Date notwithstanding the redemption thereof between such Record Date and the related Dividend Payment Date or the Corporation's default in the payment of the dividend due.

         3. In case of redemption of less than all shares of Class F Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by the Corporation pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method prescribed by the Board of Directors of the Corporation that will not result in the issuance of any Class F Excess Preferred Stock.


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

         4. In order to exercise its redemption option, the Corporation shall give written notice ("Notice") of such redemption to each holder of record of the shares of Class F Preferred Stock to be redeemed not less than 30 days or more than 60 days prior to the Redemption Date. The Notice will be mailed by the Corporation, postage prepaid, addressed to the respective holders of record of the Class F Preferred Stock to be redeemed at their respective addressees as they appear on the stock transfer records of the Corporation. No failure to give such Notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class F Preferred Stock, except as to any holder to whom the Corporation has failed to give Notice or except as to any holder to whom Notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Class F Preferred Stock may be listed or admitted to trading, such Notice shall state: (i) the Redemption Date; (ii) the Redemption Price; (iii) the number of shares of Class F Preferred Stock to be redeemed and, if less than all shares held by the particular holder are to be redeemed, the number of such shares to be redeemed; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date.

         5. Notice having been mailed in accordance with subparagraph (4) of this paragraph (D), from and after the Redemption Date (unless the Corporation shall fail to make available an amount of cash necessary to pay the Redemption Price), (i) except as otherwise provided herein, dividends on the shares of Class F Preferred Stock so called for redemption shall cease to accrue, (ii) said shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Class F Preferred Stock of the Corporation shall cease (except the rights to receive the Redemption Price (including all accrued and unpaid dividends) in cash). The Corporation's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Redemption Date, the Corporation shall deposit with a bank or trust company (which may be an affiliate of the Corporation), cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the shares of Class F Preferred Stock so called for redemption. In this case, the Corporation's Notice shall (i) specify the office of such bank or trust company as the place of payment of the Redemption Price and (ii) call upon respective holders of record of the Class F Preferred Stock to surrender certificates for such shares, on the Redemption Date fixed in the Notice, for payment of the Redemption Price No interest shall accrue for the benefit of any holder of shares of Class F Preferred Stock to be redeemed on any cash so set aside by the Corporation. Subject to applicable escheat laws, any such cash unclaimed at the end of two years from the Redemption Date shall revert to the general funds of the Corporation, after which reversion, the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of such cash.

         6. As promptly as practicable after the surrender of the certificates for any such shares of Class F Preferred Stock so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and if the Notice shall so state) in accordance with said Notice, the Corporation (or the related bank or trust company, if applicable) shall pay to the applicable holders the Redemption Price in cash (without interest thereon). In the event of the redemption of less than all shares of Class F Preferred Stock at the time outstanding, the shares to be redeemed shall be selected by the Corporation pro rata from the holders of record of such shares in proportion to the number of shares held by such holders (with adjustments to avoid redemption of fractional shares) or by any other equitable method determined by the Corporation that will not result in the issuance of any Class F Excess Preferred Stock. If fewer than all the shares of Class F Preferred Stock represented by any certificate are redeemed, then new certificates representing the unredeemed shares of Class F Preferred Stock shall be issued without cost to the holder thereof.

         7. Unless full cumulative dividends on all outstanding shares of Class F Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods and the then current Dividend Period, (i) no shares of any Class F Preferred Stock shall be redeemed, unless all outstanding shares of Class F Preferred Stock are simultaneously redeemed and (ii) the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Class F Preferred Stock (except by conversion into or exchange for Junior Stock as to dividends and upon liquidation, dissolution or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Class F Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Class F Preferred Stock.

         8. All shares of Class F Preferred Stock redeemed pursuant to this paragraph (D) shall be retired and shall be reclassified as authorized and unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as shares of any class or series of Preferred Stock.

      E. Voting Rights.
         -------------

         1. The holders of record of shares of Class F Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this paragraph (E) or as required by applicable law. So long as any shares of Class F Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds (2/3) of the shares of the Class F Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Class F Preferred Stock voting separately as a class): (i) authorize or create, or increase the authorized or issued amount of, any class or series of Senior Stock, or reclassify any authorized stock into Senior Stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any Senior Stock; or (ii) amend, alter or repeal the provisions of the Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Class F Preferred Stock; except that (1) with respect to the occurrence of any of the events described in (ii) above, so long as the Class F Preferred Stock remains outstanding with the terms of the Class F Preferred Stock materially unchanged, taking into account that, upon the occurrence of an event described in (ii) above, the Corporation may not be the surviving entity, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the Class F Preferred Stock and (2)
(A) the authorization or issuance of any Parity Stock or Junior Stock, in each case, as to dividends and upon liquidation, dissolution or winding up of the affairs of the Corporation, or (B) any increase in the number of authorized shares of Class F Preferred Stock or Parity Stock or Junior Stock, in each case, as to dividends and upon liquidation, dissolution or winding up of the affairs of the Corporation, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         2. If and whenever dividends payable on Class F Preferred Stock shall be in arrears for six (6) or more Dividend Periods, whether or not consecutive, then the holders of Class F Preferred Stock (voting together as a class with Parity Stock upon which like voting rights have been conferred and are exercisable as provided in subparagraph (5) of this paragraph (E)) shall be entitled at the next annual meeting of the stockholders or at any special meeting of stockholders called for the purpose of electing directors to elect two (2) additional directors. Upon election, such directors shall become directors of the Corporation and the authorized number of directors of the Corporation shall thereupon be automatically increased by two.

         3. Whenever the voting right described in subparagraph (2) of this paragraph (E) shall have vested, such right may be exercised initially either at a special meeting of the holders of Class F Preferred Stock and any Parity Stock entitled to vote as provided in subparagraph (5) of this paragraph (E), called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors and, thereafter, at such annual meetings or by the written consent of the holders of Class F Preferred Stock and any such Parity Stock. Such right of the holders of Class F Preferred Stock to elect directors together with the holders of any such Parity Stock may be exercised until all dividends to which the holders of Class F Preferred Stock shall have been entitled for (i) all previous Dividend Periods and (ii) the current Dividend Period shall have been paid in full or declared and a sum of money sufficient for the payment thereof set aside for payment, at which time the right of the holders of Class F Preferred Stock to elect directors together with holders of any such Parity Stock shall cease, the term of such directors previously elected shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend default or defaults.

         4. At any time when the voting right described in subparagraph (2) of this paragraph (E) shall have vested in the holders of Class F Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Class F Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Class F Preferred Stock together with the holders of any Parity Stock entitled to vote as provided in subparagraph (5) of this paragraph (E). Such meeting shall be held on the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by a proper officer of the Corporation within thirty (30) days after the personal service of such written request upon the Secretary of the Corporation, or within thirty (30) days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of ten percent (10%) of the shares of Class F Preferred Stock then outstanding may designate in writing a holder of Class F Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Corporation or, if none, at a place designated by such holder. Any holder of Class F Preferred Stock that would be entitled to vote at such meeting shall have access to the stock transfer records of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph (E). Notwithstanding the provisions of this paragraph (E), however, no such special meeting shall be called if any such request is received less than ninety (90) days before the date fixed for the next ensuing annual or special meeting of stockholders.

         5. If, at any time when the holders of Class F Preferred Stock are entitled to elect directors pursuant to the foregoing provisions of this paragraph (E), the holders of any one or more classes or series of Parity Stock are entitled to elect one or more directors by reason of any default or event specified in the Charter, as in effect at the time, and if the terms for such classes or series of Parity Stock so provide, then the voting rights of the Class F Preferred Stock and the one or more classes or series of Parity Stock then entitled to vote shall be combined (with each having a number of votes proportional to the aggregate liquidation preference of its outstanding shares). In such case, the holders of Class F Preferred Stock and of all such classes or series of Parity Stock then entitled to so vote, voting together as a class, shall elect such directors. If the holders of any such classes or series of Parity Stock have elected such directors prior to the happening of the default or event providing for the election of directors by the holders of Class F Preferred Stock, or prior to a written request for the holding of a special meeting being received by the Secretary of the Corporation as elsewhere required in subparagraph (4) of paragraph (E) above, then a new election shall be held with all such classes or series of Parity Stock and the Class F Preferred Stock voting together as a single class for such director(s), resulting in the termination of the term of such previously elected director(s) upon the election of such new director(s). If the holders of any such classes or series of Parity Stock are entitled to elect two directors, the Class F Preferred Stock shall not participate in the election of more than two such directors, and such directors whose terms first expire shall be deemed to be the directors elected by the holders of Class F Preferred Stock; provided that if at the expiration of such terms the holders of Class F Preferred Stock are entitled to vote in the election of directors pursuant to the provisions of this paragraph (E), then the Secretary of the Corporation shall call a meeting (which meeting may be the annual meeting or special meeting of stockholders referred to in subparagraph
(3) of this paragraph (E)) of holders of Class F Preferred Stock for the purpose of electing replacement directors (in accordance with the provisions of this paragraph (E)) to be held at or prior to the time of expiration of the expiring terms referred to above.

         6. If and for so long as the shares of Class F Preferred Stock are represented by Depositary Shares in accordance with paragraph (J) hereof, then in any matter in which the Class F Preferred Stock is entitled to vote (as expressly provided herein), including any action by written consent, each share of Class F Preferred Stock shall be entitled to ten (10) votes, each of which ten (10) votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each share of Class F Preferred Stock, the holder thereof may designate up to ten (10) proxies, with each such proxy having the right to vote a whole number of votes (totaling ten (10) votes per share of Class F Preferred Stock).

         7. Notwithstanding anything contained herein to the contrary, the foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Class F Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

      F. Restrictions on Ownership to Preserve Tax Benefit; Conversion and
         -----------------------------------------------------------------
Exchange for Class F Excess Preferred Stock; and Terms of Class F Excess
------------------------------------------------------------------------
Preferred Stock.
----------------

         1. Restriction on Ownership and Transfer.

         a. Except as provided in subparagraph (8) of this paragraph (F), no Person shall Beneficially Own or Constructively Own Class F Preferred Stock in excess of the Ownership Limit;

         b. Except as provided in subparagraph (8) of this paragraph (F), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Person Beneficially Owning Class F Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Class F Preferred Stock which would be otherwise Beneficially Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Class F Preferred Stock;

         c. Except as provided in subparagraph (8) of this paragraph (F), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) that, if effective, would result in any Person Constructively Owning Class F Preferred Stock in excess of the Ownership Limit shall be void ab initio as to the Transfer of such Class F Preferred Stock which would be otherwise Constructively Owned by such Person in excess of the Ownership Limit; and the intended transferee shall acquire no rights in such Class F Preferred Stock; and

         d. Notwithstanding any other provisions contained in this paragraph
(F), any Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) or other event that, if effective, would result in the Corporation being "closely held" within the meaning of Section 856(h) of the Code, or would otherwise result in the Corporation failing to qualify as a REIT (including, but not limited to, a Transfer or other event that would result in the Corporation owning (directly or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) shall be void ab initio as to the Transfer of the Class F Preferred Stock or other event which would cause the Corporation to be "closely held" within the meaning of Section 856(h) of the Code or would otherwise result in the Corporation failing to qualify as a REIT; and the intended transferee or owner or Constructive or Beneficial Owner shall acquire or retain no rights in such Class F Preferred Stock.

         2. Conversion into and Exchange for Class F Excess Preferred Stock. If, notwithstanding the other provisions contained in this paragraph (F), at any time after the Initial Issue Date, there is a purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE), change in the capital structure of the Corporation or other event such that one or more of the restrictions on ownership and transfer described in subparagraph (1) of this paragraph (F), above have been violated, then the Class F Preferred Stock being Transferred (or in the case of an event other than a Transfer, the Class F Preferred Stock owned or Constructively Owned or Beneficially Owned or, if the next sentence applies, the Class F Preferred Stock identified in the next sentence) which would cause one or more of the restrictions on ownership or transfer to be violated (rounded up to the nearest whole share) shall be automatically converted into an equal number of shares of Class F Excess Preferred Stock. If at any time of such purported Transfer any of the shares of the Class F Preferred Stock are then owned by a depositary to permit the trading of beneficial interests in fractional shares of Class F Preferred Stock, then shares of Class F Preferred Stock that shall be converted to Class F Excess Preferred Stock shall be first taken from any Class F Preferred Stock that is not in such depositary that is Beneficially Owned or Constructively Owned by the Person whose Beneficial Ownership or Constructive Ownership would otherwise violate the restrictions of subparagraph (1) of this paragraph (F) prior to converting any shares in such depositary. Any conversion pursuant to this subparagraph shall be effective as of the close of business on the business day prior to the date of such Transfer or other event.

         3. Remedies for Breach. If the Board of Directors or its designees shall at any time determine in good faith that a Transfer or other event has taken place in violation of subparagraph (1) of this paragraph (F) or that a Person intends to acquire, has attempted to acquire or may acquire direct ownership, beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any shares of the Corporation in violation of subparagraph (1) of this paragraph (F), the Board of Directors or its designees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, but not limited to, causing the Corporation to purchase such shares upon the terms and conditions specified by the Board of Directors in its sole discretion, refusing to give effect to such Transfer or other event on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer (or, in the case of events other than a Transfer, ownership or Constructive Ownership or Beneficial Ownership) in violation of subparagraph (1) of this paragraph (F) shall automatically result in the conversion described in subparagraph (ii), irrespective of any action (or non-action) by the Board of Directors.

         4. Notice of Restricted Transfer. Any Person who acquires or attempts to acquire Class F Preferred Stock or other securities in violation of subparagraph (1) of this paragraph (F), or any Person who owns or will own Class F Excess Preferred Stock as a result of an event under subparagraph (2) of this paragraph (F), shall immediately give written notice to the Corporation of such event and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer or attempted Transfer or other event on the Corporation's status as a REIT.

         5. Owners Required to Provide Information. From and after the Initial Issue Date, each Person who is a beneficial owner or Beneficial Owner or Constructive Owner of Class F Preferred Stock and each Person (including the stockholder of record) who is holding Class F Preferred Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information that the Corporation may request, in good faith, in order to determine the Corporation's status as a REIT.

         6. Remedies Not Limited. Nothing contained in this paragraph (F) (but subject to subparagraph (12) of this paragraph (F)) shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation's status as a REIT.

         7. Ambiguity. In the case of an ambiguity in the application of any of the provisions of this paragraph (F)), including any definition contained in paragraph (A), the Board of Directors shall have the power to determine the application of the provisions of this paragraph (F) with respect to any situation based on the facts known to it (subject, however, to the provisions of paragraph (12) of this paragraph (F)).

         8. Exceptions.

         a. Subject to subparagraph (1)(d) of this paragraph (F), the Board of Directors, in its sole and absolute discretion, with the advice of the Corporation's tax counsel, may exempt a Person from the limitation on a Person Beneficially Owning Class F Preferred Stock in excess of the Ownership Limit if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of such Class F Preferred Stock will violate the Ownership Limit and such Person agrees that any violation of such representations or undertaking (or other action which is contrary to the restrictions contained in this paragraph (F)) or attempted violation will result in such Class F Preferred Stock being exchanged for Class F Excess Preferred Stock in accordance with subparagraph (2) of this paragraph (F).

         b. Subject to subparagraph (1)(d) of this paragraph (F), the Board of Directors, in its sole and absolute discretion, with advice of the Corporation's tax counsel, may exempt a Person from the limitation on a Person Constructively Owning Class F Preferred Stock in excess of the Ownership Limit if such Person does not and represents that it will not own, directly or constructively (by virtue of the application of Section 318 of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.8% interest (as set forth in Section 856(d)(2)(B)) in a tenant of the Corporation and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and such Person agrees that any violation or attempted violation will result in such Class F Preferred Stock in excess of the Ownership Limit being exchanged for Class F Excess Preferred Stock in accordance with subparagraph (2) of this paragraph (F).

         c. Prior to granting any exception pursuant to subparagraph (8)(a) or
(8)(b) of this paragraph (F), the Board of Directors may require a ruling from the IRS, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT; provided, however, that obtaining a favorable ruling or opinion shall not be required for the Board of Directors to grant an exception hereunder.

         9. Legend. Each certificate for Class F Preferred Stock shall bear substantially the following legend:

         "The Corporation will furnish to any stockholder, on request and without charge, a full statement of the information required by Section 2-211(b) of the Corporations and Associations Article of the Annotated Code of Maryland with respect to the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemptions of the stock of each class which the Corporation has authority to issue and, if the Corporation is authorized to issue any preferred or special class in series, (i) the differences in the relative rights and preferences between the shares of each series to the extent set, and (ii) the authority of the Board of Directors to set such rights and preferences of subsequent series. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the charter of the Corporation (the "Charter"), a copy of which will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office."

         "The securities represented by this certificate are subject to restrictions on ownership for the purpose of the Corporation's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Except as otherwise provided pursuant to the Charter of the Corporation, no Person may Beneficially Own or Constructively Own shares of Class F Preferred Stock in excess of 9.8% of the outstanding shares of Class F Preferred Stock. Any Person who attempts to Beneficially Own or Constructively Own shares of Class F Preferred Stock in excess of the above limitation must immediately notify the Corporation. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, a copy of which, including the restrictions on transfer, will be sent to any stockholder on request and without charge. Transfers in violation of the restrictions described above shall be void ab initio. Notwithstanding the foregoing, if the restrictions on ownership and transfer are violated, the securities represented hereby will be designated and treated as shares of Class F Excess Preferred Stock which will be held in trust by the Corporation. The foregoing summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests. Such request must be made to the Secretary of the Corporation at its principal office."

         10. Severability. If any provision of this paragraph (F) or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         11. Class F Excess Preferred Stock.

         a. Ownership in Trust. Upon any purported Transfer (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE) or other event that results in the issuance of Class F Excess Preferred Stock pursuant to subparagraph (2) of this paragraph (F), such Class F Excess Preferred Stock shall be deemed to have been transferred to the Corporation, as Trustee of a Trust for the exclusive benefit of such Beneficiary or Beneficiaries to whom an interest in such Class F Excess Preferred Stock may later be transferred pursuant to subparagraph (11)(d) of this paragraph (F). Class F Excess Preferred Stock so held in trust shall be issued and outstanding shares of stock of the Corporation. The Purported Record Transferee shall have no rights in such Class F Excess Preferred Stock except the right to designate a transferee of such Class F Excess Preferred Stock upon the terms specified in subparagraph (11)(d) of this paragraph (F). The Purported Beneficial Transferee shall have no rights in such Class F Excess Preferred Stock except as provided in subparagraph (11)(d) of this paragraph (F).

         b. Dividend Rights. Class F Excess Preferred Stock shall not be entitled to any dividends or other distribution (except as provided in subparagraph (11)(c) of this paragraph (F)). Any dividend or distribution paid prior to the discovery by the Corporation that shares of Class F Preferred Stock have been converted into Class F Excess Preferred Stock shall be repaid to the Corporation upon demand.

         c. Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Corporation, each holder of shares of Class F Excess Preferred Stock shall be entitled to receive, ratably with each other holder of shares of Preferred Equity Stock, that portion of the assets of the Corporation available for distribution to the holders of shares of Preferred Equity Stock as the number shares of Class F Excess Preferred Stock held by such holder bears to the total number of shares of Preferred Equity Stock then outstanding. The Corporation, as holder of the Class F Excess Preferred Stock in trust, or if the Corporation shall have been dissolved, any trustee appointed by the Corporation prior to its dissolution, shall distribute ratably to the Beneficiaries of the Trust, when and if determined in accordance with subparagraph (11)(d) of this paragraph (F), any such assets received in respect of the Class F Excess Preferred Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Corporation.

      d. Restrictions on Transfer; Designation of Beneficiary.

         (1) Shares of Class F Excess Preferred Stock shall not be transferable. Subject to the last sentence of this clause (1), the Purported Record Transferee may freely designate a Beneficiary of an interest in the Trust (representing the number of shares of Class F Excess Preferred Stock held by the Trust attributable to a purported Transfer that resulted in the issuance of Class F Excess Preferred Stock), if (i) the Class F Excess Preferred Stock held in the Trust would not be Class F Excess Preferred Stock in the hands of such Beneficiary and (ii) the Purported Beneficial Transferee does not receive a price from such Beneficiary that reflects a price per share for such Class F Excess Preferred Stock that exceeds (x) the price per share such Purported Beneficial Transferee paid for the Class F Preferred Stock in the purported Transfer that resulted in the issuance of Class F Excess Preferred Stock, or (y) if the Transfer or other event that resulted in the issuance of Class F Excess Preferred Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Class F Excess Preferred Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Class F Excess Preferred Stock. Upon such transfer of an interest in the Trust, the corresponding shares of Class F Excess Preferred Stock in the Trust shall be automatically exchanged for an equal number of shares of Class F Preferred Stock and such Class F Preferred Stock shall be transferred of record to the transferee of the interest in the Trust if such Class F Preferred Stock would not be Class F Excess Preferred Stock in the hands of such transferee. Prior to any transfer of any interest in the Trust, the Purported Record Transferee must give advance notice to the Corporation of the intended transfer and the Corporation must have waived in writing its purchase rights under subparagraph (11)(f) of this paragraph (F).

         (2) Notwithstanding the foregoing, if a Purported Beneficial Transferee receives a price for designating a Beneficiary of an interest in the Trust that exceeds the amounts allowable under subparagraph (11)(d)(1) of this paragraph
(F), such Purported Beneficial Transferee shall pay, or cause such Beneficiary to pay, such excess to the Corporation.

         e. Voting and Notice Rights. The holders of shares of Class F Excess Preferred Stock shall have no voting rights and shall have no rights to receive notice of any meetings. The holders of shares of Class F Excess Preferred Stock shall not be considered for purpose of determining a quorum.

         f. Purchase Rights in Class F Excess Preferred Stock. Notwithstanding the provisions of subparagraph (11)(d) of this paragraph (F), shares of Class F Excess Preferred Stock shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that required the issuance of such Class F Excess Preferred Stock (or, if the Transfer or other event that resulted in the issuance of Class F Excess Preferred Stock was not a transaction in which the Purported Beneficial Transferee gave full value for such Class F Excess Preferred Stock, a price per share equal to the Market Price on the date of the purported Transfer or other event that resulted in the issuance of Class F Excess Preferred Stock) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer for a period of ninety (90) days after the later of (i) the date of the Transfer or other event which resulted in the issuance of such shares of Class F Excess Preferred Stock and (ii) the date the Board of Directors determines in good faith that a Transfer or other event resulting in the issuance of shares of Class F Excess Preferred Stock has occurred, if the Corporation does not receive a notice of such Transfer or other event pursuant to subparagraph (4) of this paragraph (F). The Corporation may appoint a special trustee of the Trust for the purpose of consummating the purchase of Class F Excess Preferred Stock by the Corporation. In the event that the Corporation's actions cause a reduction in the number of shares of Class F Preferred Stock outstanding and such reduction results in the issuance of Class F Excess Preferred Stock, the Corporation is required to exercise its option to repurchase such shares of Class F Excess Preferred Stock if the Beneficial Owner notifies the Corporation that it is unable to sell its rights to such Class F Excess Preferred Stock.

         12. Settlement. Nothing in this paragraph (F) shall preclude the settlement of any transaction entered into through facilities of the NYSE.

      G. Exclusion of Other Rights.
         --------------------------

         Without prejudice to any contractual obligations existing from time to time between the holders of the Class F Preferred Stock and the Corporation, the shares of Class F Preferred Stock shall not have any rights granted to or imposed thereupon, including as dividends, preferences, conversion rights or voting rights, other than those specifically set forth in the Charter (including these Articles Supplementary), nor shall the shares of Class F Preferred Stock have preemptive or subscription rights. The Class F Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption.

      H. Headings of Subdivisions.
         ------------------------

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

      I. Severability of Provisions.
         --------------------------

         If any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Class F Preferred Stock set forth in the Charter are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Class F Preferred Stock set forth in the Charter which can be given effect without the invalid, unlawful or unenforceable provision thereof shall, nevertheless, remain in full force and effect, and no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of Class F Preferred Stock herein set forth shall be deemed dependent upon any other provision thereof unless so expressed therein.

      J. Registration as Depositary Shares.
         ---------------------------------

         Shares of Class F Preferred Stock shall be registered in the form of Depositary Shares representing a one-tenth fractional interest in a share of Class F Preferred Stock ("Depositary Shares") on, and subject to, such terms and conditions as may be provided for in any agreement binding upon the Corporation (whether directly or through merger with any other corporation).

         SECOND: The Shares and the Class F Excess Shares have been reclassified by the Board of Directors under a power contained in the Charter.

         THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

         FOURTH: The undersigned Vice President and Chief Financial Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Chief Financial Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and Chief Financial Officer and attested to by its Secretary on this 29th day of May, 2003.



ATTEST:                                 KIMCO REALTY CORPORATION



/s/ Bruce Kauderer__________________    /s/ Michael V. Pappagallo______________
Bruce Kauderer                          Michael V. Pappagallo
Secretary                               Chief Financial Officer